Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Eargo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of Rights	457(o)	375,000,000 (2)	$0.50 (3)	$187,500,000	$22.70 per $1,000,000	$17,381.25

Fees Previously Paid

	Total Offering Amounts					$187,500,000		$17,381.25

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$17,381.25

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Represents the shares of common stock that may be issued upon exercise of subscription rights (the “Rights”) to purchase shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”).

(3)	Represents the exercise price per share of Common Stock of the Rights.